Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2022 (this “Amendment”), is entered into by and among FTS International, Inc., a Delaware corporation (the “Company”), ProFrac Holdings, LLC, a Texas limited liability company (“Parent”), and ProFrac Acquisitions, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, on October 21, 2021, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, in accordance with Section 11.03 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Definitions. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement, as amended hereby.

2.                  Amendments to the Merger Agreement.

(i)                 Section 1.01(b) of the Merger Agreement is hereby supplemented by adding the following defined term in appropriate alphabetical order:

Term	Section
Parent Interest	2.02(c)

(ii)              Section 2.01(a) of the Merger Agreement is hereby amended and restated as follows:

(a) At the Effective Time, Merger Sub shall merge (the “Merger”) with and into the Company in accordance with the DGCL, whereupon, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation as a majority-owned Subsidiary of Parent (the “Surviving Corporation”).

(iii)               Section 2.02 of the Merger Agreement is hereby amended and restated as follows:

Section 2.02. Conversion of Shares. At the Effective Time:

(a)               Except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent, Merger Sub or the Equity Financing Source) shall be converted into the right to receive $26.52 per Share in cash, without interest, (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 2.03, but subject to Section 2.04.

(b)             Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or by any Subsidiary of the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)               All shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become, in the aggregate, a number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the number of Shares converted into the right to receive Merger Consideration pursuant to Section 2.02(a), with the same rights, powers and privileges as the shares so converted (the “Parent Interest”).

(d)               Each Share held by the Equity Financing Source outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time as a share of common stock of the Surviving Corporation, and such Shares held by the Equity Financing Source, together with the Parent Interest, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(iv)                The first sentence of Section 2.03(e) of the Merger Agreement is hereby amended and restated as follows:

(e)               After the Effective Time, other than the Parent Interest and Shares held by the Equity Financing Source, there shall be no further registration of transfers of Shares.

(v)                  Section 3.01 of the Merger Agreement is hereby amended and restated as follows:

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated so that it reads in its entirety the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except with respect to the authorized common stock of the Surviving Corporation, and except that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation), until further amended in accordance with Applicable Law.

3.                  References to and Effect on the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” or words of similar import referring to the Merger Agreement, and any reference to the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall mean the Merger Agreement as amended by this Amendment. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein. All references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and words of similar import, and all references to the date of the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall in all instances continue to refer to October 21, 2021.

4.                  Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

5.                  Termination. This Amendment may be terminated by the Company at any time prior to the Effective Time by giving notice of termination to Parent.

6.                  Other Miscellaneous Terms. The provisions of Section 11.01, the first and last sentences of Section 11.03, the first sentence of Section 11.07, the first three sentences of Section 11.08, Section 11.10, Section 11.11 and Section 11.13 of the Merger Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the date first set forth above.

FTS International, inc.

By:	/s/ Eugene Davis
Name:	Eugene Davis
Title:	Chairman of the Board of Directors

Signature Page to Amendment No. 1 to

Agreement and Plan of Merger

profrac holdings, llc

By:	/s/ Dan Wilks
Name:	Dan Wilks
Title:	Manager

profrac holdings, llc

By:	/s/ Farris Wilks
Name:	Farris Wilks
Title:	Manager

Signature Page to Amendment No. 1 to

Agreement and Plan of Merger

profrac ACQUISITIONS, INC.

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	Director

Signature Page to Amendment No. 1 to

Agreement and Plan of Merger